SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   FORM 8-K

                                 CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

                      Date of report:  October 23, 1998
             Date of earliest event reported:  October 21, 1998


                            ESSEX INTERNATIONAL INC.
                            ------------------------
             (Exact name of registrant as specified in its charter)

                                   Delaware
                                   --------
                 (State or other jurisdiction of incorporation)


            1-10211                                    13-3496934
            -------                                    ----------
      (Commission File No.)               (IRS Employer Identification No.)


                      1601 Wall Street, Fort Wayne, IN  46802
                      ---------------------------------------
              (Address of principal executive offices and zip code)

                                 (219) 461-4000
                                 --------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
                                 --------------
           (Former name or former address, if changed since last report)


Item 5.		Other Events.

     Essex International Inc. (the "Company") and Superior TeleCom Inc. ("Superior") jointly announced on October 22, 1998 that they have entered into a definitive merger agreement whereby Superior, through a wholly owned acquisition subsidiary, will purchase up to 22,562,135 shares of common stock of the Company (approximately 81% of outstanding Company common stock) in a cash tender offer, and subsequently acquire the remaining shares of common stock of the Company in a second step merger. In a separate arrangement, Bessemer Holdings L.P. ("Bessemer"), Essex' largest stockholder, and certain of Bessemer's affiliates have agreed with Superior to tender their shares of Company common stock into the tender offer and otherwise to support the transaction with Superior. Bessemer and its affiliates own approximately 48% of the outstanding Company common stock.

     Pursuant to the Merger Agreement, Superior will, as soon as practicable, commence a tender offer for up to 22,562,135 shares of Company common stock for $32.00 per share in cash. The offer is conditioned on the tender of a majority of the outstanding shares of Company common stock, on a fully diluted basis, receipt of financing, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and certain other conditions. Upon a successful completion of the tender offer, the Merger Agreement requires Superior to consummate a merger between its acquisition subsidiary and the Company in which the remaining shares of Company common stock (other than dissenting shares) will be acquired in exchange for preferred stock of Superior, and in certain circumstances, an additional cash payment. The merger is subject to the approval of the Company's stockholders, and certain other conditions.

     Superior, through its wholly owned subsidiary, Superior
Telecommunications Inc., is a leading manufacturer and supplier of telecommunications cable and wire products to telephone companies, distributors and system integrators. It also develops and manufactures voice and data multiplexers and other electronics and signal processing components and systems.

     The Company, through its wholly owned subsidiary, Essex Group, Inc., is a leading developer, manufacturer and marketer of diversified electrical wire, cable and insulation products.

Item 7.		Financial Statements and Exhibits.

     a.	None.

     b.	None.

     c.	Exhibits

            99.1	Press release dated October 22, 1998.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


							Essex International Inc.

Dated:  October 23, 1998			By:	/s/ David A. Owen
                                          ----------------------------
							David A. Owen
	Chief Financial Officer

                                                              Exhibit 99.1

                   [Letterhead of Superior TeleCom, Inc.]

Financial Communications Contact:				Company Contact:
John G. Nesbett							Suzanne D. Fernandez
LIPPERT/HEILSHORN & ASSOCIATES, INC.			CorporateCommunications
212-838-3777, ext. 121						212-757-3333


              SUPERIOR TELECOM TO ACQUIRE ESSEX INTERNATIONAL INC.
                FOR $32 PER SHARE IN A $1.4 BILLION TRANSACTION

NEW YORK, NY, October 22, 1998 -- Superior TeleCom Inc. (NYSE: SUT) and
Essex International Inc. (NYSE: SXC) today announced that they have entered into, and their respective Boards of Directors have approved, a definitive merger agreement pursuant to which Superior will acquire all of the outstanding shares and options of Essex for an aggregate consideration of $936 million, consisting of $769 million in cash and $167 million in liquidation value of new 8-1/2% convertible exchangeable preferred stock of Superior plus assumed debt of Essex of $419 million. Under the terms of the merger agreement, Superior will make a first-step cash tender offer at $32 per share for up to a maximum of 22,562,135, or approximately 81%, of the outstanding Essex common shares. The tender is expected to commence next week. The offer is subject to the tender of at least a majority of Essex's shares, to completion of financing, which has been committed to by Bankers Trust Company, and to customary conditions, including required governmental approvals. Following completion of the offer, the remaining shares of Essex are expected to be converted into the right to receive 0.64 of a share of new series Superior convertible exchangeable preferred stock with a per share liquidation value of $50. This preferred stock is convertible into Superior common stock at $56 per share. If fewer than the maximum number of shares are purchased through the tender offer, the remaining Essex shareholders will receive both preferred stock and cash for their shares so that the aggregate cash and stock consideration paid in the merger is the same as if the offer had been fully subscribed. The merger is expected to be closed in the first calendar quarter of 1999.

     Bessemer Holdings LP and certain of its affiliates, holding approximately 48% of the outstanding Essex common stock, have agreed to tender their shares in the transaction and have granted a purchase option to Superior under certain circumstances.

     The closing prices of Superior and Essex common stock on October 21, 1998, the last trading day prior to execution of the merger agreement were $46.00 and $23.19, respectively.

     Steven S. Elbaum, Chairman and Chief Executive Officer of Superior, stated that ``the acquisition of Essex International by Superior TeleCom is a strategically sound transaction that merges two world class wire and cable businesses known for quality, customer service and delivering value to customers, shareholders and employees. The combination will greatly benefit our customers and will significantly expand Superior's operations and establish Superior as the premier producer of wire and cable in North America and fourth largest in the world.

     "Assuming the consummation of the acquisition in the first calendar quarter of 1999, we expect Superior's calendar 1999 revenues to be approximately $2.4 billion, of which approximately $850 million or 35% of projected 1999 revenues will be communications cable products spanning copper, fiber and composite cable based products for voice and data communications in residential and commercial networks and other communications markets. We believe that Superior will be the world's largest producer of copper cable for telephone networks. Given the complementary product lines of Superior and Essex and little overlap in our customer base, the combined company will have a broader product line and service capability to more customers than either company would have alone. In addition, customer service and deliveries will be enhanced by the additional flexibility and capacity of our combined North American and Israeli manufacturing operations.

     "Approximately $850 million or 35% of anticipated calendar 1999 revenues is expected to be generated from the sale of magnet wire, primary wire and electrical insulation materials for use in motors, transformers, electrical controls and automotive applications produced by the world's leading manufacturers of these end products and the sale of high, low and medium voltage power cables to utilities and others. Essex is the largest producer of magnet wire products in North America and has been serving this market for over fifty years. Essex's operations in the magnet wire and electrical insulation business are based on a model of long-term understandings and relationships with leading original equipment manufacturers and significant earnings and cash flow visibility, which parallels Superior's operations in its communications cable business.

     "Essex's electrical and specialty wire and cable segment (building and industrial cable), with approximately $750 million in anticipated 1999 revenues, is highly profitable and has grown significantly over the last five years. This segment is one of the top three participants in the U.S. market and sells its products through large retailers, buying co-ops and electrical distributors for resale into the commercial, industrial and residential markets. Approximately 60% of this unit's net sales are attributable to remodeling and repair activity and the balance to new construction and other markets.

     "Following the acquisition, we believe that Superior will become the best and strongest wire and cable company in North America. The Company will derive approximately 35% of revenues and 50% of earnings and cash flow from its communications cable business, approximately 35% of revenues and 25% of earnings and cash flow from its magnet wire business and approximately 30% of revenues and 25% of earnings and cash flow from its electrical and specialty wire and cable business.

     "Operationally, all of Superior's cable businesses will draw upon and benefit from shared manufacturing practices, materials and processing know-how, productivity improvements, scrap reclamation and other improvements, all of which will be leveraged upon Superior's larger base of operations. As an example, Superior's purchases of copper will rise from approximately 150 million to approximately 1 billion pounds annually, creating opportunities for achievement of cost, freight and processing improvements. Incremental material procurement, which would span all cable segments, will provide similar opportunities to work effectively with our supply chain in a mutually beneficial manner.

     "Financially, we believe this acquisition will create the basis for substantial growth in earnings, cash flow and Superior shareholder value. Our financing structure for the purchase is based entirely on long-term bank debt and approximately $167 million in Superior 8-1/2% convertible exchangeable preferred stock to be issued to Essex shareholders, convertible into Superior common stock at $56 per share. The purchase is expected to be highly accretive to Superior in calendar 1999 with accretion of 15-25% (before one-time charges) in excess of Superior's expected calendar 1999 earnings growth of 15-20%. "Our accretion expectations are based upon the realization of very conservative synergies, although we anticipate significant synergies and savings through the substantial increase in Superior's purchasing power, savings in freight and logistical expenses, cross selling opportunities and elimination of duplicative public company expenses. We expect these savings and synergies to be further additive to earnings and shareholder value in 2000 and beyond.

     "Approximately 50% of our revenues and more than half of earnings will be generated by long-term contracts or seasoned relationships with financially strong market leaders whose products and services depend on our products and service.

     "In addition to the earnings accretion, the significant cash flow generated by the combined company's operations should result in more than 50% accretion to Superior's cash flow per share beginning in calendar 1999, which should allow for a rapid deleveraging of the balance sheet. EBITDA to interest coverage should approximate 3.0x in calendar 1999, and will quickly improve in future years through our focused effort on cash flow growth, working capital management and debt reductions.

     "We enthusiastically welcome Steven R. Abbott, President and Chief Executive Officer of Essex, who will be named President and Chief Operating Officer of Superior. We look forward to a smooth and seamless change in the ownership of Essex and a continuation of Essex and its strong brand and quality reputation as part of Superior's ongoing operations. Justin Deedy, Senior Vice President of Superior and President of Superior Telecommunications, Inc., will be named President of Superior's Communications Cable Group. Charles McGregor, currently Executive Vice President of Essex, will be named President of the OEM Group and Dennis Kuss, currently Vice President-General Manager of the Building Wire Unit at Essex will be named President of the Electrical Group.''

     Steven R. Abbott stated ``when merged, the company will have one of the broadest communications product lines in the industry. Combined with the strong Essex position in OEM products and electrical and specialty wire products, this new company will be a truly full line supplier to all its customers, especially those in distribution. I am truly excited for the prospects for the combined company, both to build on our respective strengths and to create new opportunities for our customers, business partners and employees.''

     Bankers Trust Corporation has committed to fully underwrite credit facilities totaling $1.45 billion to finance the cash portion of the purchase price for the outstanding Essex common stock and options, to refinance certain existing indebtedness at Superior and Essex and to meet working capital and other corporate needs of the combined company. BT Alex. Brown, the securities affiliate of Bankers Trust, will act as the sole arranger for the credit facilities. BT Wolfensohn, the mergers and acquisitions group of BT Alex. Brown, acted as financial advisor to Superior TeleCom Inc. Superior in connection with the acquisition. Superior has had a long-standing relationship with Bankers Trust and its affiliates extending over a number of prior transactions. Essex International was advised jointly by Chase Securities Inc. and Goldman, Sachs & Co.Superior TeleCom Inc. is a leading manufacturer and supplier of telecommunications cable and wire products to telephone companies, distributors and system integrators. It also develops and manufactures voice and data multiplexers and other electronics and signal processing components and systems.


     Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks relating to the acquisition and the ability to integrate Essex into Superior's operations, risks in product and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, including changes in short term interest rates, foreign currency fluctuation and other risk factors detailed in Superior's and Essex International Inc.'s most recent annual report and other filings with the Securities and Exchange Commission.